EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces First Quarter Financial Information

SPOKANE, Wash., April 14, 2005 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President & CEO Randall L. Fewel today announced first-quarter after-tax earnings for the company of $450,020 which is a 10.5% improvement over the same quarter last year, when the company earned $407,140. Fully diluted earnings per share for the first-quarter improved to $0.22 from $0.20 per share. Prior year per share results have been adjusted to account for a five-percent stock dividend paid in June 2004. Annualized return on average assets for the first-quarter 2005 reports at 0.84%, with return on average equity reporting at 9.04%.

Total assets for the company were $222 million on March 31, 2005, a $12 million increase (5.7%) when compared to total assets of $210 million reported on March 31, 2004.

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank (the "Bank"), which also reported excellent growth in earnings. For the three months ending March 31, 2005, the Bank reported 15.2% higher earnings this year over last year ($470,517 compared to $408,275). The Bank reported net outstanding loans, including mortgage loans held for sale, of $163.6 million on March 31, 2005, a $17.9 million (12.3%) increase when compared with March 31, 2004. Deposits of $181.2 million were $15.8 million higher (9.6%) than on March 31, 2004.

Mr. Fewel attributed the increase in net income to an improvement in the Bank's net interest margin. "As interest rates have started climbing up from their historic lows," he said, "we have been able to reestablish a more traditional spread between our cost of funds and income from our earning assets, including loans and securities." Offsetting some of the improvement in net interest income were higher costs in several categories of non-interest expense. The Company is preparing for the more detailed financial reporting related to Section 404 of the Sarbanes-Oxley Act that will be required in 2006: additional expense has been incurred for that purpose. "Everything that we read," Fewel noted, "indicates that even the smallest public companies can expect these new reporting requirements to add a significant amount in compliance costs. Fortunately, because we have a strong internal audit department, we anticipate that our experience will be well below the $200 thousand to $300 thousand minimum cost cited by many sources. Nevertheless, we will see increased expense related to our stature as a publicly reporting company." Also adding to non-interest expense was the Bank's establishment of a loan production office in Walla Walla, construction of a new branch office in Post Falls and acquisition of a new branch site at Ruby and Ermina in Spokane. "Each of these investments in the growth of the Bank, as well as the employment of three new loan officers in late 2004 and early 2005, will have a negative impact on income through the first-half of the year," said Fewel, "but are expected to contribute to enhanced earnings in the long-run."

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel
          President and CEO
          (509) 456-8888